Exhibit 99.1

July 22, 2010	Analyst Contact:	Andrew Ziola
	Media Contact:	918-588-7163 Megan Washbourne 918-588-7572

ONEOK Partners Receives Notification from Williams to Increase
Ownership in Overland Pass Pipeline Company

    TULSA, Okla. – July 22, 2010 – ONEOK Partners, L.P. (NYSE: OKS) announced today that it received notification that Williams Partners L.P. (NYSE: WPZ) has elected to exercise its option to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent.

    The joint-venture company was established in May 2006 to build the Overland Pass Pipeline, a 760-mile natural gas liquids (NGL) pipeline from Opal, Wyo., to the Mid-Continent natural gas liquids market center in Conway, Kan., one of the nation’s primary NGL distribution and storage hubs. Currently, ONEOK Partners owns 99 percent of the joint venture and Williams owns the remaining 1 percent.

    The pipeline, which went into service in November 2008, can transport approximately 140,000 barrels per day with the ability to expand capacity to 255,000 barrels per day with additional pump facilities.

    “With this transaction and our strong partnership with Williams, we do not expect this change in ownership to affect our continuing efforts to grow Overland Pass Pipeline and provide the services our customers expect from us,” said Terry K. Spencer, ONEOK Partners chief operating officer.

    Upon closing of the transaction and as long as Williams owns at least 50 percent of Overland Pass Pipeline Company, Williams will have the option to become the operator by providing ONEOK Partners at least 30 days notice.

    ONEOK Partners and Williams have 30 days to complete the transaction, which is effective June 30, 2010, subject to obtaining the necessary regulatory approvals.

    As a result of the increase in Williams’ ownership in the joint-venture company, ONEOK Partners will receive approximately $425 million at closing in accordance with the joint venture’s operating agreement. ONEOK Partners will use the proceeds from the transaction to repay short-term debt and to fund its recently announced capital projects.

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ONEOK Partners Receives Notification from Williams to Increase
Ownership in Overland Pass Pipeline Company

    This transaction is not expected to affect the partnership’s 2010 net income guidance of $450 million to $490 million.

    Overland Pass Pipeline Company, LLC includes the Piceance Lateral Pipeline, a 150-mile pipeline connecting the Piceance Basin to the Overland Pass Pipeline, and the D-J Basin Lateral Pipeline, a 125-mile pipeline connecting the Denver-Julesberg Basin with the Overland Pass Pipeline. ONEOK Partners, through its subsidiaries, managed the construction projects and is the operator of the pipelines.

    ONEOK Partners owns an extensive natural gas liquids system in the Mid-Continent, including fractionators and storage, in Mont Belvieu, Texas, Conway and Hutchinson, Kan., and Medford, Okla. It also owns interstate natural gas liquids distribution pipelines between Conway and Mont Belvieu.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

The forward looking statements in this news release relating to the estimated costs and completion schedules as well as anticipated EBITDA and distribution levels with respect to the referenced growth construction projects are subject to known and unknown risks, uncertainties and other factors that may cause actual project costs and completion schedules and associated EBITDA and distribution levels to be materially different from those included in the forward looking statements. These risks and uncertainties include, but are not limited to, timely receipt of necessary governmental approvals and permits, our ability to control the costs of construction, including costs of materials, labor, [and right-of-way], and other factors that may impact our ability to complete these projects within budget and on schedule.

OKS-PP OKE-PP

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